STATE OF ALABAMA)Exhibit 3.1

ELMORE COUNTY)

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

RIVER FINANCIAL CORPORATION

(AL Entity ID: # 272-532)

The undersigned Alabama corporation’s Articles of Incorporation were originally filed with the Judge of Probate in Elmore County, Alabama on November 30, 2012.  Pursuant to the provisions of Sections 10A-2-10.07 of the Alabama Business Corporation Law, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:The name of the corporation is River Financial Corporation (the “RFC”) an Alabama corporation.

SECOND: The Board of Directors of RFC approved the amendment to the Articles of Incorporation, the text of which is set forth below (the “Amendment”) and recommended it for shareholder approval, to increase the size of the board and provide for filling vacancies.  The Amendment amends and replaces in its entirety the current Article VIII of the Articles of Incorporation as follows:

Article VIII

Board of Directors

All of the authority of the Corporation shall be exercised by or under the direction of the Board of Directors.  For their own governance, the Directors may adopt bylaws that are not inconsistent with these Articles.  The Bylaws shall establish a variable range for the Board of Directors by fixing a minimum number of 7 Directors and maximum number of 12 Directors.  The Board may change the number of Directors within the variable range set by the Bylaws without shareholder approval, and fill the vacancies created thereby, except that the Board may not increase or decrease by more than thirty percent (30%) the number of Directors last approved by the shareholders.

THIRD: RFC has 5,701,139 shares of its Common Stock, $1.00 par value per share, outstanding.  The Amendment was approved and adopted by the shareholders of RFC effective on April 23, 2019 by the affirmative vote of 3,835,075 shares.  Such votes were sufficient to approve the Amendment.

FOURTH:The amendment shall be effective upon filing with the Probate Judge of Elmore County.

Dated: April 24, 2019

This instrument prepared by:

Michael D. Waters, Esq.

Jones Walker LLP

420 20th Street North, Suite 1100

Birmingham, Alabama  35203

Telephone: (205) 244-5210

mwaters@joneswalker.com

RIVER FINANCIAL CORPORATION

By:

Name:Jimmy Stubbs

Title:Chief Executive Officer

{BH385131.1}